Exhibit 99

P R E S S   R E L E A S E

RELEASE DATE:	CONTACT:
July 15, 2008	CHARLES P. EVANOSKI GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION REPORTS
SECOND QUARTER 2008 EARNINGS

Ellwood City, Pennsylvania, July 15, 2008 – ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended June 30, 2008 of $0.26 per diluted share on net income of $3.2 million as compared to earnings of $0.16 per diluted share on net income of $2.0 million for the quarter ended June 30, 2007, a 62.5% increase in net income per diluted share. The Company’s annualized return on average assets and average equity were 0.66% and 9.62%, respectively, for the quarter ended June 30, 2008, compared to 0.42% and 6.28%, respectively, for the quarter ended June 30, 2007.

For the six month period ended June 30, 2008, the Company realized earnings of $0.42 per diluted share on net income of $5.1 million compared to earnings of $0.31 per diluted share on net income of $3.9 million for the same period in the prior year, a 35.5% increase in net income per diluted share.  The Company’s annualized return on average assets and average equity were 0.54% and 7.66%, respectively, for the six-month period ended June 30, 2008, compared to 0.41% and 6.12%, respectively, for the six months ended June 30, 2007.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the improvement in the net interest margin which increased to 1.94% for the six months ended June 2008 as compared to 1.59% for the same period in 2007.  This improvement is the result of the Company’s sustained efforts to manage the net interest margin during the recent difficult interest rate environment which included either a flat or inverted yield curve. Our goal throughout the recent rate environment has been to manage the interest rate margin without compromising asset quality or future earnings potential. This is also reflected in the fact that we have only been minimally impacted by the sub prime mortgage and credit issues that are currently affecting some financial institutions. Ms. Zuschlag added that she is pleased with the Company’s ability to manage its operating expenses. Operating expenses decreased by 0.3% and 2.0% for the quarter and year to date when compared to 2007.  Ms. Zuschlag concluded by stating, “Management will continue to strive to pursue growth opportunities that will provide a sound investment return to our shareholders.”

Press Release

July 15, 2008

Consolidated net income increased $1.2 million, or 57.3%, to $3.2 million for the quarter ended June 30, 2008, compared to $2.0 million for the same period in the prior year.  This increase was primarily the result of an increase in net interest income and non-interest income of $1.3 million and $570,000, respectively, as well as a decrease in non-interest expense of $19,000, partially offset by increases in provision for loan losses and provision for income taxes of $105,000 and $629,000, respectively. Net interest income increased in the second quarter primarily due to decreases in interest expense on deposits and borrowings of $1.9 million, partially offset by a decrease in interest income of $609,000. Included in the increase in non-interest income were increases to fees and service charges, income from real estate joint ventures, title fee income and an increase in the fair value of the Company’s interest rate caps of $53,000, $37,000, $55,000 and $363,000, respectively.

Consolidated net income for the six month period ended June 30, 2008, as compared to the six month period ended June 30, 2007, increased $1.2 million, or 29.8%, to $5.1 million from $3.9 million.  This increase was the result of an increase in net interest income and non-interest income of $1.5 million and $80,000, respectively, and a decrease in non-interest expense of $238,000, partially offset by an increase in the provision for income taxes of $658,000. The increase in net interest income for the period ended June 30, 2008 was primarily the result of a decrease in interest expense of $2.4 million, partially offset by a decrease in interest income of $912,000. The increase in non-interest income was primarily the result of increases in income from fees and service charges, the cash surrender value of bank owned life insurance and an increase in the fair value of the Company’s interest rate caps of $69,000, $38,000 and $222,000, respectively, partially offset by a decrease in income from real estate joint ventures of $219,000. Included in the decrease to non-interest expense was a decrease in minority interest, related to the Company’s interest in joint ventures of $324,000, partially offset by an increase in other expenses of $101,000.

The Company’s total assets increased by $42.2 million, or 2.3%, to $1.9 billion at June 30, 2008, compared to December 31, 2007.  The increase in assets resulted primarily from increases in  loans receivable of $30.7 million, or 4.9%,  cash and cash equivalents of $7.3 million, or 37.8%,  prepaid expenses and other assets of $5.9 million, or 43.6%, securities available for sale of $949,000, or .09% and bank owned life insurance of  $577,000, or 2.1%. The Company’s total liabilities increased by $49.1 million, or 2.8%, to $1.8 billion at June 30, 2008. This increase in total liabilities was primarily the result of an increase in deposits of $3.4 million, or 0.4%, borrowings of $39.9 million, or 4.6% and accrued expenses and other liabilities of $7.9 million, or 62.3%, partially offset by a  decrease in accounts payable for land development  of $2.8 million, or 22.2%.  Total stockholders’ equity decreased $6.9 million or 5.2%, to $126.0 million at June 30, 2008, from $132.8 million at December 31, 2007.  The decrease to stockholders’ equity was primarily the result of an increase to accumulated other comprehensive loss of $8.1 million and an increase to treasury stock of $1.5 million, partially offset by an increase in retained earnings of $2.3 million. The increase in the accumulated other comprehensive loss of $8.1 million is primarily related to a decline in the pre-tax fair value of the floating rate corporate bonds of $6.5 million, municipal bonds of $2.4 million and fixed rate mortgage backed securities of $4.2 million.  Average stockholders’ equity to average assets was 6.99%, and book value per share was $10.29 at June 30, 2008 compared to 6.74% and $10.71 at December 31, 2007.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The NASDAQ Global Select Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

Press Release

July 15, 2008

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

Press Release

July 15, 2008

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007

Interest income	$23,662	$24,271	$47,673	$48,585
Interest expense	16,047	17,952	33,291	35,716

Net interest income	7,615	6,319	14,382	12,869
Provision for loan losses	290	185	511	511

Net interest income after provision for
loan losses	7,325	6,134	13,871	12,358
Noninterest income	2,512	1,942	3,838	3,758
Noninterest expense	5,899	5,918	11,678	11,916

Income before provision
for income taxes	3,938	2,158	6,031	4,200
Provision for income taxes	777	148	915	257

Net income	$3,161	$2,010	$5,116	$3,943

Net income per share:
Basic	$0.26	$0.16	$0.42	$0.32
Diluted	$0.26	$0.16	$0.42	$0.31

Annualized return on average assets	0.66%	0.42%	0.54%	0.41%
Annualized return on average equity	9.62%	6.28%	7.66%	6.12%

FINANCIAL CONDITION DATA:
			As of:
			June 30,	December 31,
			2008	2007

Total assets			$1,922,482	$1,880,235
Cash and cash equivalents			26,546	19,258
Total investment securities			1,060,921	1,059,972
Loans receivable, net			654,984	624,251
Customer deposits			846,282	842,854
Borrowed funds (includes subordinated debt)			916,609	876,727
Stockholders' equity			125,966	132,845
Book value per share			$10.29	$10.71

Average equity to average assets			6.99%	6.74%
Allowance for loan losses to loans receivable			0.83%	0.85%
Nonperforming assets to total assets			0.16%	0.23%